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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cyanotech Corporation:

We consent to the incorporation by reference in the Registration Statement Nos. 33-63789, 333-42484, 333-141911, 333-141912 and 333-154165 on Form S-8 and 333-42486, 333-97755, and 333-101401 on Form S-3 of Cyanotech Corporation of our reports dated June 26, 2008, with respect to the consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for the year ended March 31, 2008, and the related financial statement schedule, which reports appear in the 2010 annual report on Form 10-K of Cyanotech Corporation.

/s/ KPMG

Honolulu, Hawaii
June 24, 2010

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm